Exhibit 5.1

McCarthy Tétrault LLP PO Box 48, Suite 5300 Toronto-Dominion Bank Tower Toronto ON M5K 1E6 Canada Tel: 416-362-1812 Fax: 416-868-0673

June 28, 2024

Li-Cycle Holdings Corp.

207 Queens Way West, Suite 590

Toronto, Ontario

M5J 1A7

Dear Sirs/Mesdames:

Re:	At-the-Market Offering Program

We have acted as Canadian counsel for Li-Cycle Holdings Corp. (the “Corporation”), a corporation governed by the Business Corporations Act (Ontario), in connection with the offering, issuance and sale, from time to time, by the Corporation through B. Riley Securities, Inc. (the “Agent”) of common shares of the Corporation having an aggregate offering price of up to US$75,000,000 by way of “at-the-market offerings” (the “Placement Shares”). We understand that the sale of the Placement Shares will be made pursuant to (i) a prospectus dated March 29, 2024 (the “Base Prospectus”), as supplemented by the prospectus supplement dated June 28, 2024 (the “Prospectus Supplement” and, together with the Base Prospectus and the documents incorporated by reference therein, the “Prospectus”), and (ii) an at market issuance sales agreement dated the date hereof (the “Sales Agreement”) between the Corporation and the Agent.

We understand that the Base Prospectus forms part of the registration statement on Form S-3 (File No. 333-278010) of the Corporation as filed with the U.S. Securities and Exchange Commission (the “SEC”) on March 15, 2024 and declared effective by the SEC on March 29, 2024 under the U.S. Securities Act of 1933, as amended (the “Securities Act”) and the general rules and regulations promulgated thereunder (such registration statement, as supplemented or amended at the date of the Sales Agreement, including all documents filed as part thereof or incorporated by reference therein, is referred to as the “Registration Statement”).

Materials Reviewed

We have examined originals or copies, certified or otherwise identified to our satisfaction, of the following documents:

(a)	the Registration Statement;

(b)	the Prospectus;

(c)	the Sales Agreement;

(d)	the Corporation’s certificate and articles of arrangement and certificate and articles of amendment (collectively, the “Articles”), as in effect on the date hereof;

(e)	the Corporation’s by-laws (together with the Articles, the “Constating Documents”), as in effect on the date hereof; and

(f)	a copy of the resolutions of the Corporation’s board of directors relating to, among other things, the Sales Agreement, the Prospectus Supplement and other matters.

We have also examined originals or copies, certified or otherwise identified to our satisfaction, of such public and corporate records, certificates, instruments and other documents and have considered such questions of law as we have deemed relevant and necessary as a basis for the opinions hereinafter expressed below.

Assumptions and Fact Reliance

We have assumed:

(a)	the genuineness of all signatures on all documents examined by us and the legal capacity of all natural persons;

(b)	the authenticity of all documents submitted to us as originals;

(c)

the conformity to original documents of all documents submitted to us as copies, whether facsimile, electronic, photostatic, certified or otherwise, and the authenticity of the originals of such copies;

(d)

the accuracy, currency and completeness of the indices and filing systems maintained at the public offices, registries and websites where we have searched or made inquiries or have caused searches or enquiries to be made and of the information and advice provided to us by appropriate government, regulatory and other like officials with respect to those matters referred to herein;

(e)	that the Registration Statement, as finally amended (including all necessary post-effective amendments), has become and remains effective under the Securities Act;

(f)	the Prospectus has been delivered, and filed in compliance with the Securities Act and the applicable rules and regulations thereunder;

(g)	that none of the Constating Documents or any Applicable Law (as defined below) has been amended so as to affect the validity of the issuance of any Placement Shares at the time of such issuance;

(h)

that all Placement Shares will be offered, issued and sold in compliance with applicable United States federal and state securities laws and in the manner stated in the Registration Statement and the Prospectus; and

(i)

that the Sales Agreement has been duly authorized, executed and delivered by the Agent and the Sales Agreement constitutes a valid and legally binding obligation of the Agent, enforceable against the Agent in accordance with its terms.

We have relied upon a certificate of an officer of the Corporation, a copy of which has been provided to you, with respect to the accuracy and completeness of the factual matters contained therein, which factual matters have not been independently investigated or verified by us.

Applicable Laws

The opinion expressed below is restricted to the laws of the Province of Ontario and the laws of Canada applicable therein (the “Applicable Law”).

Opinion

Based upon and relying on the foregoing, and subject to the qualifications hereinafter expressed, we are of the opinion that, on the date hereof, the offer and sale of the Placement Shares has been duly authorized by the Corporation and, when the Placement Shares are issued and paid for in accordance with the terms of the Sales Agreement, the Placement Shares will be validly issued, fully paid and non-assessable shares in the capital of the Corporation.

Consent and Qualifications

We hereby consent to the reference to our firm under the heading “Legal Matters” in the Prospectus Supplement and to the filing of this opinion as an exhibit to the Prospectus Supplement. In giving this consent, we do not thereby admit that we are included in the category of persons whose consent is required under Section 7 or Section 11 of the Securities Act or the rules and regulations of the SEC promulgated thereunder.

Very truly yours,

/s/ McCarthy Tétrault LLP